Exhibit 99.1

Date:	May 2, 2007
To:	All Executive Officers and Directors of Helix
From:	Lloyd Hajdik
Subject:	Important Notice Concerning Blackout Period
     This notice is to inform you that, in connection with the conversion of certain mutual fund investments in the Remington Oil and Gas Corporation 401(k) Plan (the “Plan”), a blackout trading restriction will be occurring under the Plan as described below during which you may not acquire or transfer Helix equity securities. Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 and Regulation BTR require that Helix impose a broader trading blackout on its directors and executive officers while the blackout period is in effect. During this period, it is unlawful for any director or executive officer of Helix, directly or indirectly, to purchase, sell, or otherwise acquire or transfer Helix’s equity securities (including any derivative securities tied to the value of Helix’s common stock) to the extent that such equity security was acquired in connection with the director’s or executive officer’s service or employment. The prohibitions also apply to any direct or indirect pecuniary interest you may have in Helix equity securities, such as Helix stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. These restrictions apply whether or not you participate in the Plan. If you engage in a transaction that violates these restrictions, you may be required to disgorge your profits from the transaction and you may be subject to civil and criminal penalties.
     As a result of the conversion of certain investments in the Plan, participants in the Plan will be temporarily unable to direct or diversify investments in their individual accounts, obtain a loan from the Plan or obtain a distribution. This period, during which Plan participants will be unable to exercise these rights otherwise available under the Plan, is called a ‘blackout period’. The blackout period will begin at 3:00 p.m. (Central Daylight Savings Time) on Tuesday, May 29, 2007, and continue through approximately 2:00 p.m. (Central Daylight Savings Time) on Friday, June 1, 2007.
     If you have any questions concerning this notice please contact Lloyd Hajdik at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Houston, Texas 77060 or by telephone at (281) 618-0400.